Free Writing Prospectus
Filed Pursuant to Rule 433
Dated May 15, 2018
Registration Statement Nos. 333-205966 and
333-205966-08

$1.578+ billion Ford Credit Auto Owner Trust (FORDO) 2018-A

Joint-Leads (active)  : RBC (str), DB, Mizuho
(passive):  Barclays,  SocGen

Co-Managers   : Commerz, Bradesco

Selling Group: CastleOak, Mischler

CLS	$AMT(MM)	WAL	S/F	P.WIN	E.FNL	L.FNL	BENCH	SPRD	YLD%	CPN%	$Px
A-1	279.15	0.23	A-1+/F1+	1-6	11/18	05/19	iLIB	+9	2.35568		100.00000
A-2a	318.28	0.92	AAA/AAA	6-18	11/19	02/21	EDSF	+10	2.609	2.59	99.99557
A-2b	225.00	0.92	AAA/AAA	6-18	11/19	02/21	1mL	+10			100.00000
A-3	547.31	2.18	AAA/AAA	18-37	06/21	11/22	iSwp	+25	3.057	3.03	99.98383
A-4	130.17	3.34	AAA/AAA	37-42	11/21	10/23	iSwp	+27	3.189	3.16	99.97468
B	47.36	3.48	AA+/AA+	42-42	11/21	11/23			<RETAINED>
C	31.58	3.48	AA/A+	42-42	11/21	11/24			<RETAINED>

Expected Pricing	:	*PRICED*	Registration	:	Public / SEC Registered
Expected Settle	:	05/22/18	ERISA Eligible	:	Yes
First Payment	:	06/15/18	Pxg Speed	:	1.40% ABS to 10% Cleanup Call
Expected Ratings	:	S&P/Fitch	Min Denoms	:	$1k x $1k
Bill & Deliver	:	RBC	Ticker	:	FORDO 2018-A

CLS		CUSIPS

A-1		34528F AA6

A-2a		34528F AB4

A-2b		34528F AC2

A-3		34528F AD0

A-4		34528F AE8

B		34528F AF5

C		34528F AG3

Available Information	:
* Preliminary Prospectus Supplement, FWP and Intex CDI (attached)
* Intexnet	:	RBCFAOT18A	Passcode: 94BV

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.